Exhibit 99.2

Consent to be Named as a Director Nominee

In connection with the filing by Kensington Capital Acquisition Corp. IV of the Registration Statement on Form S-4 with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), I hereby consent, pursuant to Rule 438 of the Securities Act, to being named in the Registration Statement and any and all amendments and supplements thereto as a person who has agreed to serve as a director of New Amprius (as defined in the Registration Statement). I also consent to the filing of this consent as an exhibit to such Registration Statement and any amendments thereto.

Dated: June 3, 2022

By:	/s/ Donald R. Dixon
Name:	Donald R. Dixon